Exhibit 10.6

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH FIVE ASTERISKS (*****).

PROPYLENE SUPPLY CONTRACT

This Propylene Supply Contract (“Contract”) is effective as of September 30, 2009 between PL Propylene LLC, a Delaware limited liability company (“Seller”), and TOTAL PETROCHEMICALS USA, INC., a Delaware corporation, with its principal offices located at 1201 Louisiana, Suite 1800, Houston, Texas 77002 (“Buyer”; Seller and Buyer are collectively referred to herein as the “Parties”).  Subject to the terms and conditions contained herein, Seller agrees to sell and deliver and Buyer agrees to purchase and accept delivery of the product described below, in the quantities and during the period set forth in this Contract.

Contract Term:

The term of deliveries under this Contract shall commence on the Commencement Date and will continue until December 31, 2014 (“Contract Term”), and thereafter will continue subject to either Party’s right to terminate as of December 31, 2014, or as of December 31st of any year thereafter by giving at least twelve (12) Months prior written notice.

If the Contract Term is extended beyond December 31, 2014, then the term “Contract Term” shall include such extended period of time; and for each additional year all of the terms and conditions set forth herein shall remain the same, including, without limitation, the purchase price (“Purchase Price” as set out in the Purchase Price Section below) and the quantity of Product Seller shall sell and Buyer agrees to purchase.

Commencement Date:

Except as otherwise set forth herein, the “Commencement Date” shall occur on November 1, 2010. Prior to the Commencement Date, Seller shall have no obligation to sell and deliver Product and Buyer shall have no obligation to purchase and accept Product: provided, however, the Parties may mutually agree to sell and purchase Product prior to the Commencement Date on the terms and conditions of this Contract but in no event will Buyer have an obligation to purchase the minimum Monthly quantity requirement of Product (set forth below).

Seller shall keep Buyer informed of Seller’s projected completion date for the propylene production facility. Prior to Commencement Date. Seller shall have the option on up to two occasions to delay the Commencement Date: provided however, Seller shall notify Buyer of any such delay by providing at least ninety (90) days prior written notice to Buyer. In no event shall the Commencement Date be delayed beyond January 1, 2011 except for the occurrence a Force Majeure Event as provided below. If Seller sends a notice extending the Commencement Date, then the new date set forth in such notice shall for all purpose be the “Commencement Date”.

The Commencement Date shall be subject to extension due to a Force Majeure Event.

In the event the Seller is unable to commence deliveries of Product to Buyer under this Contract on the Commencement Date, then until the completion of the construction of Seller’s propylene plant and Seller’s commencement of deliveries required hereunder, Buyer’s sole remedy shall be the right to procure replacement quantities of Product, up to a Monthly quantity of 21.750.000 pounds, and charge Seller with the additional costs paid by Buyer for such replacement quantities in excess of the costs that Buyer would have been obligated to pay Seller hereunder. As to any replacement quantities purchased by Buyer, Buyer shall use commercially reasonable efforts to minimize the purchase price of such replacement Product.

If the completion of the construction of Seller’s propylene plant and Seller’s commencement of deliveries required hereunder has not occurred by March 31, 2011, and such delay has not been caused by Force Majeure Event(s), then Buyer shall have the right to terminate this Contract by providing Seller with thirty (30) days prior written notice, which notice must be provided, if at all, prior to the completion of the construction of Seller’s propylene plant and Seller’s commencement of deliveries required hereunder.

Product(s):

A combination of Polymer Grade Propylene (“PGP”), meeting the specifications and other quality standards set forth in Attachment A-1 attached hereto, and Chemical Grade Propylene (“CGP”), meeting the specifications and other quality standards set forth in Attachment A-2 attached hereto (collectively, the -Specifications”). The PGP and CGP to be purchased hereunder may be referred to in this Contract collectively and individually as “Product.”

Quantity:	During the Contract Term, Seller agrees to sell and Buyer agrees to purchase and pay for the following quantity of Product:

Subject to proration for the year in which the Commencement Date occurs (as set forth above), Buyer shall purchase no less than 222,000.000 pounds per calendar year of Product and Seller shall sell no less than 222,000,000 pounds per calendar year of Product and shall not be required to sell more than 300.000,000 pounds per calendar year of Product.

For each calendar month (“Month”) during the Contract Term, the minimum Monthly quantity of Product that Buyer shall purchase and Seller shall provide is 18,500.000 pounds and the maximum Monthly quantity of Product that Buyer may purchase is 25.000.000 pounds. Notwithstanding the foregoing, during the Contract Term, Buyer’s facilities will be shutdown from time to time in connection with planned maintenance, planned construction projects or other planned outages (“Turnarounds”). Provided Buyer gives Seller at least 60 days notice in writing of any Turnarounds, then Buyer shall not be obligated to purchase the minimum Monthly quantity of Product required to be purchased herein. Notwithstanding any Turnarounds, Buyer shall nonetheless be obligated to purchase for each calendar year a minimum of 222,000,000 pounds of Product.

It is contemplated by the Parties that the Product to be purchased hereunder will be PGP. Notwithstanding the foregoing, upon the occurrence of events that reduce Buyer’s need for PGP, Buyer may specify that all or a portion of the Monthly quantity of Product be comprised of quantities of CGP.

The Quantity of Product for the Month in which the Commencement Date occurs will be prorated for that Month based on the number of days remaining in the Month from the Commencement Date divided by the number of days in such Month.

All quantities of Product shall be purchased and paid for on a stream basis.

Purchase Price:

During the Contract Term, the per pound price for PGP Product (“PGP Price”) and CGP Product (“CGP Price”), as applicable, will be determined as follows: Each Month the Parties shall enter into good faith negotiations in an attempt to arrive at a reference price (the “PGP Reference Price” for PGP and the “CGP Reference Price” for CGP) for the Month in which deliveries are being made, which reference price accurately reflects the price generally accepted by buyers and sellers of large volumes of pipeline delivered Product in the Gulf Coast region (excluding all discounts or allowances) during such Month. If the Parties fail to agree on a particular reference price prior to the end of a Month, then absent any mutual agreement by the Parties to extend negotiations for the Month in which the reference price is being negotiated, the PGP Reference Price for such Month will equal the “PG Propylene Contract, Benchmark” price as published Monthly by CMAI in the Monomers Market Report in cents per pound for the Month of delivery, and the CGP Reference Price for such Month will equal the “CG Propylene Contract. Benchmark” price as published Monthly by CMAI in the Monomers Market Report in cents per pound for the Month of delivery.

Once the PGP Reference Price and the CGP Reference Price, as applicable, have been determined, the PGP Price and CGP Price, as applicable, shall equal the applicable reference price reduced by a discount of ***** (*****%); provided, however: (i) for the time period from the

Commencement Date through forty-two (42) Months following the Commencement Date (the “Initial Period”), such discount will be capped at $***** per pound, and (ii) for the time period from the first day following the conclusion of the Initial Period, through December 31, 2014 (or any additional period of time by which the Contract Term may be extended beyond December 31, 2014) such discount will be capped at $***** per pound.

For example: For the Month of October 2008, (i) the “PG Propylene Contract, Benchmark” price was $***** per pound and the PGP Price (applying a discount of $***** per pound) would have been $***** per pound: (ii) the “CG Propylene Contract. Benchmark” price was $***** per pound, and the CGP Price (applying a discount of $***** per pound) would have been $***** per pound.

If for any given Month the Parties are unable to agree on either the PGP Reference Price or the CGP Reference Price and CMAI fails to report either the “PG Propylene Contract, Benchmark” or the “CG Propylene Contract, Benchmark”, as applicable, prior to invoicing, then unless otherwise expressly agreed by the Parties, the applicable reference price for such Month will initially be either the “PG Propylene Contract, Benchmark” or the “CG Propylene Contract, Benchmark”, as applicable, for the immediately preceding Month. Once the appropriate Monthly price is reported by CMAI in the Monomers Market Report, Seller shall promptly reissue the invoice for the Month in question, which invoice shall provide for the appropriate adjustment to reflect the change to the appropriate Monthly price. Any additional amounts owing by Buyer shall be paid within 15 days of the receipt of such invoice and any credits owing to Buyer shall be applied to the next invoice delivered by Seller.

If in any given Month the Parties are unable to agree on either the PGP Reference Price or the CGP Reference Price and a range of prices are reported by CMAI for such Month for the applicable benchmark, then the applicable CMAI price to be used hereunder for calculating the Purchase Price shall equal the arithmetic average of the CMAI listed benchmark prices for the applicable Product.

In the event the CMAI Monomers Market Report ceases publication or ceases to be published Monthly or the benchmark prices needed to calculate either the PGP Reference Price or the CGP Reference Price are no longer provided or no longer reflect actual market conditions, then the affected Purchase Price will be based upon an alternative index price which most closely approximates the subject index as of the Commencement Date of this Contract and is mutually agreeable to both Parties.

Delivery Points:

Seller will deliver Product to the following locations (“Delivery Points-): (i) for PGP (a) the outlet of the first flange of Seller’s custody meter to be located at the TOTAL Polypropylene Plant located in La Porte, Texas (“La Porte Facility”); or (b) such other locations on Seller’s pipeline that are mutually agreed upon in writing by the Parties, with such agreement not to be unreasonably withheld; (ii) for CGP (a) such locations on Seller’s pipeline delivery system that are mutually agreed upon in writing by the Parties, with such agreement not to be unreasonably withheld; or (b) such locations along a third party’s pipeline system to which Seller has access, if any, and that are mutually agreed upon in writing by the Parties, with such agreement not to be unreasonably withheld.

If Seller delivers Product to a Delivery Point other than the La Porte Facility. Buyer agrees to reimburse Seller for all third party transportation and/or exchange fees Seller incurs in connection with the delivery of Product to such other Delivery Point.

Delivery/ Title Transfer:

Deliveries of Product will be made to Buyer at the Delivery Points. Subject to the provisions set out in Attachment C as to the Seller’s Exchange Balance (as defined therein), title to, risk of loss for, and possession and control of the Product will pass from Seller to Buyer at the specific Delivery Points.

Invoicing/Payment Terms:

Seller shall provide Buyer with a Monthly consolidated invoice (by electronic means or facsimile) for the prior Month’s shipments on or before the fifth (5th) day of the Month following such shipments. All amounts due hereunder, including without limitation, any delivery or transportation fees, with respect to any Month shall be due and payable by wire transfer to an account designated by Seller in immediately available United States funds no later than fifteen (15) days after Buyer’s receipt of Seller’s invoice.

Special Provisions:	In order to address potential Product imbalances for any given Month, the Parties shall comply with the exchange arrangements more fully described on Attachment C attached hereto.

In consideration of the arrangements set out on Attachment C, promptly after the execution of this Contract, Buyer and PL Olefins LLC (“PL Olefins”) will enter into a separate storage and transportation agreement (“Storage and Transportation Agreement”) containing the following terms and such other terms and conditions that are mutually agreed to by the Parties. The Storage and Transportation Agreement will be coterminous with the terms of this Contract and will provide Buyer with the ability to store up to 10.000,000 pounds of ethylene at the Choctaw underground storage facilities and terminal owned and operated by PL Olefins located near Plaquemine, Louisiana in Iberville Parish. Seller will be responsible for paying on Buyer’s behalf the base cost of such storage capacity. Buyer will be responsible for the loss provisions attributable to its stored ethylene, the other storage charges referenced therein as Buyer’s responsibility, and all transportation and/or delivery fees payable thereunder.

This Contract includes (i) the foregoing terms (“Specific Terms”), (ii) the Terms and Conditions attached hereto, and (iii) the Attachments attached hereto.  THE TERMS AND CONDITIONS AND ATTACHMENTS ATTACHED HERETO ARE INTEGRAL PARTS OF THIS CONTRACT AND ARE INCORPORATED INTO THIS CONTRACT AS IF FULLY SET FORTH HEREIN.  In the event of a conflict between the Specific Terms and either the Terms and Conditions or an Attachment, the Specific Terms shall govern.

Accepted and agreed to by the Parties as of the date hereof.

SELLER:		BUYER:
PL PROPYLENE LLC		TOTAL PETROCHEMICAL USA, INC.

By:		By:	/s/ Geoffroy Petit
	/s/		Geoffroy Petit
Title:	President	Title:	CEO
Date:	9/25/09	Date:	9/25/09

TERMS AND CONDITIONS

1.             Purchase and Sale.  Each Month, Buyer shall pay Seller an amount equal to the product of (a) the applicable Purchase Price for each Product multiplied by (b) the quantity in pounds of each Product delivered by Seller for sale to Buyer hereunder (excluding any quantities delivered in excess of the Nominated Quantity and forming part of Seller’s Exchange Balance (as defined in Attachment C) pursuant to Attachment C).  Seller shall not charge Buyer for Product comprising Seller’s Exchange Balance unless Product held as Seller’s Exchange Balance is used to satisfy Seller’s obligation to deliver the Nominated Quantity in accordance with the terms of the Exchange Arrangement.  Payments owed by Seller to Buyer pursuant to the Exchange Arrangement shall be paid 15 days after the receipt of an invoice therefor.  Any amounts due and payable by Buyer or Seller hereunder that have not been timely paid shall accrue interest at a rate equal to the lesser of (a) the prevailing prime rate plus two percent (2%) per annum, or (b) the maximum interest rate which may be charged pursuant to applicable law.

If either Party, in good faith, disputes the amount of an invoice presented hereunder (a “Disputing Party”), such Disputing Party shall pay the amount it considers to be correct and the other party (“Non-Disputing Party”) shall continue to deliver Product so long as the Disputing Party promptly provides written notice that it disputes the invoice or a series of invoices, which notice shall include reasonable documentation supporting the Disputing Party’s position as to the disputed charge.  Upon notice from the Disputing Party that it disputes some or all of the amounts billed under an invoice or series of invoices, the Non-Disputing Party shall promptly investigate the matter and deliver an adjusted bill if necessary to the Disputing Party.  If the Disputing Party has underpaid any amounts due, the Disputing Party shall remit to the Non-Disputing Party the underpayment within 10 days of the determination plus the interest set forth above.  If the Disputing Party has overpaid any amounts, the Non-Disputing Party shall remit to the Disputing Party any necessary refund within 10 days of such determination plus interest.

2.             Taxes and Governmental Charges.  Any tax, fee, excise or governmental charge or other extraction or any increase in or any additional such tax, fee charge or extraction (other than taxes based upon, relating to, or measured by Seller’s net income or net worth) imposed after the execution date of this Contract upon the sale of any Product sold hereunder that Seller may be required to pay and that are customarily paid by buyers of the type of products described herein, shall be paid by Buyer to Seller in addition to the Purchase Price.  Buyer shall provide Seller with a valid and properly completed exemption certificate for any tax, fee, charge or extraction upon the sale of any Product sold hereunder from which Buyer claims exemption.

3.             Limited Warranties.

3.1.          Seller warrants that at the time of delivery to Buyer at the Delivery Point: (i) the Product shall meet the applicable Specifications for such Product set forth on Attachments A-1 and A-2, as applicable, attached hereto, (ii) Seller has title to such Product, and (iii) the Product is free from any encumbrances, liens or similar claims or charges.

3.2.          EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.1 ABOVE, SELLER DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, AND BUYER EXPRESSLY WAIVES, ANY OTHER WARRANTIES, ORAL, WRITTEN, EXPRESS, IMPLIED OR STATUTORY,

WITH RESPECT TO THE PRODUCT, ALLEGEDLY ARISING FROM ANY USAGE OF ANY TRADE OR FROM ANY COURSE OF DEALING, OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.             Quality.

4.1.          All Products delivered hereunder by Seller to Buyer at the Delivery Point shall meet the applicable Specifications for such Product.  For purposes of this Contract, the term “Specifications” shall include the maximum parts per million (or other applicable unit of measurement) of various components and contaminants specifically listed on Attachments A-1 and A-2 and the general quality standard set forth at the bottom of Attachments A-1 and A-2.

4.2.          The Seller will provide access to its analyzer data for continuous monitoring of Product quality into the pipeline.  Buyer will examine the Product as soon as reasonably possible after receipt of delivery of the Product and notify Seller of any Product that fails to meet the applicable Specifications for such Product.  Seller shall not be responsible for any liability or loss resulting from Product that fails to meet the applicable Specifications unless Buyer gives Seller written notice of a claim of such failure within sixty (60) days after receipt of such Product.  Buyer’s failure to give timely notice to Seller of any such claim will constitute an unqualified acceptance of the Product and a waiver by Buyer of all claims with respect to delivery of off-specification Product.

4.3.          SELLER SHALL BE LIABLE FOR BUYER’S DIRECT LOSSES SUFFERED AS THE RESULT OF SELLER’S DELIVERY OF PRODUCT THAT FAILS TO MEET THE APPLICABLE SPECIFICATIONS, INCLUDING, WITHOUT LIMITATION, LOSSES RESULTING FROM OTHER PRODUCT CONTAMINATED AND DISPOSAL COSTS, IF ANY: PROVIDED HOWEVER, SELLER’S TOTAL LIABILITY ARISING FROM THE DELIVERY OF PRODUCT THAT FAILS TO MEET THE APPLICABLE SPECIFICATIONS, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INDEMNITY, CONTRIBUTION, STRICT LIABILITY OR OTHERWISE, WILL NOT EXCEED THE PURCHASE PRICE OF THE PORTION OF THE PRODUCT IN RESPECT OF WHICH SUCH SPECIFICATIONS WERE NOT MET AND FOR WHICH A CLAIM WAS PROPERLY MADE PURSUANT TO SECTION 4.2.  THE LIMITATION ON LIABILITY SET FORTH IN THIS SECTION 4.3 CONSTITUTES THE MAXIMUM AMOUNT THAT BUYER MAY RECEIVE AS A RESULT OF ANY LOSS OR LIABILITY ARISING FROM SUCH OFF-SPECIFICATION PRODUCT AND IN NO EVENT SHALL BUYER BE ENTITLED TO ANY ADDITIONAL AMOUNTS OR OTHER REMEDIES, INCLUDING, WITHOUT LIMITATION, ANY LOSS OR LIABILITY ARISING AS A RESULT OF THE MIXING OR COMMINGLING OF THE NONCONFORMING PRODUCT WITH OTHER MATERIALS OR USE OF THE NONCONFORMING PRODUCT IN SPECIALIZED EQUIPMENT.

5.             Quantity and Nominations.

5.1.          By the 25th day of the Month preceding each Month during the Contract Term, Buyer shall nominate to Seller in writing (by electronic means or facsimile) the quantity of each

Product to be delivered to Buyer at each of the Delivery Points (the “Nominated Quantity”) for the Month in which such deliveries occur.  To the extent practicable and unless otherwise mutually agreed upon between Seller and Buyer, Seller shall deliver Nominated Quantity to the Delivery Points at a uniform hourly delivery rate consistent with Buyer’s applicable nomination.  During the Month, Buyer may request reasonable increases to its nomination by providing Seller with prior written notice.  Seller shall use reasonable efforts to accommodate any such proposed increase but Seller shall have no liability in the event it determines it is unable to comply in whole or in part with any such request.

5.2.          Contemporaneously with the delivery of the nomination provided for in Section 5.1, Buyer shall provide Seller with a written rolling 3 Month non-binding forecast setting out its Monthly estimated total Product to be purchased from Seller for the 3 Months commencing with the Month following the Month covered by the nomination delivered in accordance with Section 5.1.

6.             Measurement.  All Product delivered hereunder by Seller to Buyer shall be measured at the Delivery Points and analyzed in accordance with the measurement procedures set forth on Attachment B attached hereto.

7.             Indemnities and Liabilities.

7.1.          SELLER WILL, TO THE FULLEST EXTENT PERMITTED BY LAW AND REGARDLESS OF THE PRESENCE OR ABSENCE OF INSURANCE, DEFEND, INDEMNIFY AND HOLD BUYER, ITS DIRECTORS, OFFICERS, EMPLOYEES, BORROWED SERVANTS AND AGENTS HARMLESS FROM ANY AND ALL LIABILITY (WHETHER STRICT OR OTHERWISE), CLAIMS, DEMANDS, LOSS, CAUSES OF ACTION, COSTS AND EXPENSES (INCLUDING COURT COSTS.  ANY COST OR EXPENSE OF INCIDENT INVESTIGATION AND REASONABLE ATTORNEY’S FEES), ARISING FROM OR ON ACCOUNT OF INJURY, DISEASE OR DEATH OF PERSONS (INCLUDING BUT NOT LIMITED TO SELLER’S EMPLOYEES) OR DAMAGE TO PROPERTY (INCLUDING BUT NOT LIMITED TO SELLER’S PROPERTY) TO THE EXTENT CAUSED BY

(i)            SELLER’S MANUFACTURING, LOADING, STORAGE, HANDLING, TRANSPORTATION OR USE OF THE PRODUCT (EXCEPT TO THE EXTENT OF BUYER’S NEGLIGENCE, WILLFUL MISCONDUCT OR STRICT LIABILITY), PROVIDED, HOWEVER, SELLER’S LIABILITY UNDER THIS CLAUSE (i) SHALL BE SUBJECT TO THE LIMITATION OF LIABILITY AS SET OUT IN SECTION 4.3; AND/OR

(ii)           ANY FAILURE BY SELLER TO DISSEMINATE HEALTH AND SAFETY INFORMATION REGARDING THE PRODUCT AS REQUIRED BY APPLICABLE LAW.

7.2.          BUYER WILL, TO THE FULLEST EXTENT PERMITTED BY LAW AND REGARDLESS OF THE PRESENCE OR ABSENCE OF INSURANCE, DEFEND, INDEMNIFY AND HOLD SELLER, ITS DIRECTORS, OFFICERS, EMPLOYEES, BORROWED SERVANTS AND AGENTS HARMLESS FROM ANY AND ALL LIABILITY (WHETHER STRICT OR OTHERWISE), CLAIMS, DEMANDS, LOSS, CAUSES OF

ACTION, COSTS AND EXPENSES (INCLUDING COURT COSTS, ANY COST OR EXPENSE OF INCIDENT INVESTIGATION AND REASONABLE ATTORNEY’S FEES), ARISING FROM OR ON ACCOUNT OF INJURY, DISEASE, DEATH OF PERSONS (INCLUDING BUT NOT LIMITED TO BUYER’S EMPLOYEES) OR DAMAGE TO PROPERTY (INCLUDING BUT NOT LIMITED TO BUYER’S PROPERTY) TO THE EXTENT CAUSED BY

(i)            BUYER’S UNLOADING, STORAGE, HANDLING, MANUFACTURE, TRANSPORTATION, SALE OR USE OF THE PRODUCT (EXCEPT TO THE EXTENT CAUSED BY SELLER’S NEGLIGENCE, WILLFUL MISCONDUCT OR STRICT LIABILITY); PROVIDED, HOWEVER, WITH RESPECT TO ANY TRANSACTIONS CONSUMMATED UNDER THE TERMS OF ATTACHMENT C.  BUYER’S LIABILITY UNDER THIS CLAUSE (i) SHALL BE SUBJECT TO THE LIMITATION OF LIABILITY AS SET OUT IN SECTION 4.3 AND/OR

(ii)           ANY FAILURE BY BUYER TO DISSEMINATE HEALTH AND SAFETY INFORMATION AS REQUIRED BY APPLICABLE LAW.

7.3.          IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, CONTINGENT, EXEMPLARY OR PUNITIVE DAMAGES.

8.             Force Majeure.

8.1           “Force Majeure Event” means any cause beyond the reasonable control of the Party concerned, which the Party could not have prevented or cured with reasonable diligence and which may include (i) fire, explosions, war (declared and undeclared), terrorism, riots, boycotts, floods, ice, hurricane, other named storms or other acts of God; (ii) labor disturbance, whether or not involving the employees of the Party concerned or otherwise, and whether or not the disturbance could be settled by acceding to the demands of a labor group; (iii) compliance with a request or order of a person purporting to act on behalf of any government or governmental department or agency (including but not limited to EPA and OSHA); (iv) inability to obtain raw materials, transportation or power; or (v) mechanical breakdowns of equipment or chemical processing units.

8.2.          If either Seller or Buyer is rendered unable by a Force Majeure Event to carry out, in whole or part, its obligations under this Contract and the Party affected by the Force Majeure Event gives notice and full details of the event to the other Party as soon as practicable after the occurrence of the Force Majeure Event (such notice to be confirmed in writing), then during the pendency of such Force Majeure Event, but for no longer period, the obligations of the Party affected by the Force Majeure Event (other than obligations to make payments for Product delivered and accepted) shall be suspended to the extent required by the Force Majeure Event.  The Party whose performance is suspended by the Force Majeure Event shall use all reasonable commercial efforts to remedy the Force Majeure Event with all reasonable dispatch; provided however, that this provision shall not require Seller to deliver, or Buyer to receive, the Product at points other than the Delivery Points.

8.3.          Whenever Seller’s performance is so affected by a Force Majeure Event, Seller may reduce deliveries in a manner that fairly apportions the consequences of the Force Majeure Event among Seller’s existing customers at the time of the Force Majeure Event and its internal needs.  Seller will not be required to purchase the Product in question from third parties in order to comply with its Product delivery obligations set forth herein but may do so, in its sole discretion, provided the substitute product meets the Specifications.  Whenever Buyer is acquiring Product from multiple sources, its supply requirements need to be reduced due to a Force Majeure Event, and Buyer elects to reduce the quantity of Product to be purchased under this Contract, then Buyer shall fairly apportion the consequences of the Force Majeure Event in a reasonable manner among all of Buyer’s third party Product suppliers having contracts with Buyer.  Any quantities affected by a Force Majeure Event shall be eliminated from the Contract without liability and shall not be required to be delivered or purchased hereunder, but the Contract shall remain otherwise unaffected.

9.             Duty to Warn, Material Safety Data Sheets.

9.1.          Buyer acknowledges that the Product may be or become hazardous, and it is familiar with the handling, receipt, transportation, storage and use of such Product, and will take all steps necessary to inform, warn, and familiarize its employees, agents, customers, and contractors who may handle the Product, of all hazards pertaining to and proper procedures for safe use of the Product and of the containers or equipment in which the Product may be handled, shipped, or stored.  Buyer also agrees to label as appropriate any materials which it makes or resells that include Product.

9.2.          Buyer acknowledges receipt of Seller’s Material Safety Data Sheet for each Product delivered hereunder and Buyer’s awareness of the hazards or risks in handling or using the Product.  Buyer shall take steps as are reasonable and practicable to inform its employees, agents, contractors and customers of any hazards or risks associated with the Product, including but not limited to dissemination of pertinent information contained in the Material Safety Data Sheet, as appropriate.

10.           Disputes.  The Parties hereby irrevocably consent to the exclusive jurisdiction of the courts of the State of Texas in and for Harris County and the United States District Court for the Southern District of Texas, Houston Division in connection with any disputes or litigation arising out of this Contract or any of the transactions contemplated thereby.  Each Party waives any objection which it may have pertaining to improper venue or forum non-conveniens to the conduct of any proceeding in the foregoing courts.  Each Party agrees that any and all process directed to it in any such litigation may be served upon it outside of the State of Texas with the same force and effect as if such service had been made within Texas.

11.           Financial Assurances.  Notwithstanding anything to the contrary in this Contract, if in the sole but reasonable judgment of Seller the financial strength of Buyer becomes impaired or unsatisfactory, Seller may require Buyer to advance cash payments to Seller for future Product deliveries or provide Seller with acceptable security (including but not limited to a letter of credit in a form acceptable to the Seller from a financial institution acceptable to Seller), and if Buyer fails to provide such payment or security, Seller may, without waiving any rights or remedies and without complying with the notice requirements set out in Article 14.14: (i) withhold further deliveries until such payment or security is received; or (ii) terminate this Contract, without prejudice to any rights or remedies it may have hereunder or by law.  Buyer’s duty to provide the specified credit assurance shall be a condition precedent to Seller’s obligation to perform under this Contract.  Seller’s right of strict performance of Buyer’s obligations shall not be affected by any previous waiver, forbearance or course of dealing.

In the event either Party shall fail to make timely payment of any monies due and owing to the other Party, the adversely affected Party may offset the amount it is owed hereunder against deliveries or payments due under this Contract or any other agreement between the Parties.

12.           Delivery Pipeline.  In connection with Seller’s construction of the delivery pipelines to the La Porte Facility, Buyer agrees to grant to Seller, at no cost or expense to Seller, an easement (“Easement Agreement”) over the La Porte Facility in form and substance reasonably satisfactory to the Buyer, providing Seller with sufficient access to construct and operate its delivery pipeline from a location on the La Porte Facility fence line specified by Seller to the LaPorte Delivery Point.  The Easement Agreement shall be finalized and executed by the Parties as soon as reasonably possible.  It is expressly agreed that the provisions of the Easement Agreement will control with respect to liability of the Parties for bodily injuries and/or property damage occurring in connection with the work performed on the easement with respect to the installation and operation of the delivery pipeline into the LaPorte Facility by Seller and its employees, agents, contractors and representatives.

13.           Other Costs.  Seller shall be responsible for the installation and construction of Seller’s pipeline skid and all costs associated with the installation and construction of Seller’s pipeline skid shall be borne by the Seller.  Prior to the Commencement Date, Seller shall advance to Buyer the actual and anticipated costs to be incurred by Buyer, not to exceed $100,000, for the installation of the piping, instrumentation, electrical, structural, tie-points and piping components required downstream of the outlet flange of the Seller’s skid, including equipment and software required for access to continuous monitoring of the product analyzers.  With respect to any amounts advanced by Seller to Buyer under this Section 13, Seller shall include a line item in Seller’s first Monthly invoice sent to Buyer after the Commencement Date for Product delivered hereunder for the amounts advanced, and Buyer shall timely pay such amount to Seller pursuant to the Specific Terms.

14.           Legal and Miscellaneous.

14.1.        This Contract supersedes all prior understandings, drafts, discussions, or statements, whether oral or in writing, express or implied, dealing with the same subject matter.  It constitutes a final written expression of all the terms of this Contract and is a complete and exclusive statement of those terms.  It may not be amended or modified in any manner except by a written agreement signed by both Parties that expressly amends this Contract “(Amendment”).  Further, except for an Amendment to this Contract or any different terms in the Easement Agreement, the provisions of this Contract will take precedence over, govern and control any purchase order, sales acknowledgement, invoice or other writing between the Seller and Buyer, it being agreed and understood, without limitation, that any preprinted terms and conditions appearing on any other writing, communication or transmittal between Seller and Buyer pertaining to the subject matter of this Contract will be null and void and have no force or effect.

14.2.        With the exception of payment obligations, if the last day of any time period under this Contract, or the last day for performance of any obligation, or for giving any notice, or for taking any other action under this Contract falls on a day that is not a Business Day, then such day shall be extended to the first day thereafter that is a Business Day.  Notwithstanding anything to the contrary contained herein, if the last day for any payment obligation falls on a: (i) Saturday, then such payment shall be due and payable on the immediately preceding Business Day, (ii) Sunday, then such payment shall be due and payable on the immediately following Business Day, or (iii) day that is not a Business Day (other than a Saturday or Sunday), then such payment shall he due and payable on the Business Day immediately preceding such non-Business Day.  “Business Day” means, as to any Party, any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.  A Business Day shall open at 8:00 a.m. and close at 5:00 p.m. Central Time (or Central Daylight Time, as applicable).

14.3.        ANY QUESTIONS CONCERNING THE INTERPRETATION AND ENFORCEMENT OF THIS CONTRACT WILL BE GOVERNED BY THE DOMESTIC LAW OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

14.4.        Neither Party may give any director, employee, or representative of the other Party any commission, fee, rebate, gift or entertainment of significant cost or value in connection with this Contract or enter into any other business arrangement with any director, employee, or representative of the other, without prior written notification to the other Party.

14.5.        The obligations of the Parties under Sections 3, 4.3, 7, 10. 14, and Attachment C will survive termination, cancellation or expiration of this Contract.

14.6.        Should any provision of the Contract be or become illegal or unenforceable, such provision will be considered separate and severable from this Contract and the remaining provisions will remain in full force and effect and be binding upon Seller and Buyer as though such illegal or unenforceable provision had never been included.  Any waiver by either Party of any breach or condition of this Contract will not be construed as or be deemed to he a waiver of any future breach of such term or condition.

14.7.        The Section headings of this Contract have been inserted only to facilitate reference and will have no bearing on the construction and interpretation of this Contract.

14.8.        This Contract shall extend to and be binding upon the Parties, their successors and permitted assigns, but it is expressly agreed that neither Party shall assign this Contract without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, Buyer acknowledges that Seller intends to obtain third-party financing for their plant and in connection with such financing, Buyer consents to the assignment of this Contract and the Easement Agreement in connection with such financing and agrees that it will enter into a consent to the collateral assignment by Seller of this Contract and the Easement Agreement to Seller’s financing counterparties, which consent(s) shall contain customary terms and conditions, including the grant to such financing counterparties of a right to cure defaults of Seller under this Contract and the Easement Agreement.

14.9.        Each Party hereby represents and warrants to the other Party the following: (i) such Party is duly formed, validly existing, and in good standing under the laws of the State of its organization, (ii) such Party is duly qualified, authorized to do business, and in good standing in each other jurisdiction where the character of its properties or the nature of its activities makes such qualification necessary, (iii) such Party has the power and authority to enter into and carry out its obligations under this Contract, (iv) such Party has taken all necessary action on its part to be taken in order to authorize the execution, delivery and performance of this Contract, (v) the execution, delivery and performance of this Contract does not cause such Party to violate applicable law, any applicable order or judgment, or its organizational documents or constitute a breach or default of any material contract to which such Party is a party, and (vi) this Contract constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

14.10.      Any and all notices, requests, consents or other communications permitted or required to be given under the terms of this Contract shall be in writing and shall be deemed received (i) if given by electronic transmission, when transmitted if transmitted on a Business Day and during normal business hours of the recipient, and otherwise on the next Business Day following transmission, (ii) if given by certified mail, return receipt requested, postage prepaid, three (3) Business Days after being deposited in the United States mails and (iii) if given by Federal Express or other overnight carrier service or other means, when received or personally delivered.  If notice is given by email or fax, a hard copy must be sent via regular mail to the recipient.  The mailing address and facsimile number of each of the Parties is as follows, (which address and number may be changed by notice given in the manner provided in this Section 14.10):

If to Seller:             PL Propylene LLC

Attention: Senior Vice-President

Two Houston Center

909 Fannin, Suite 2630

Houston, TX 77010

Facsimile #: (713) 789-8148

If to Buyer:            TOTAL PETROCHEMICALS USA. INC.

Attention: Manager Olefins

1201 Louisiana - Suite 1800

Houston, TX 77002

Facsimile #: (713) 483-5401

14.11.      THE PARTIES CERTIFY THAT THEY ARE NOT “CONSUMERS” WITHIN THE MEANING OF THE TEXAS DECEPTIVE TRADE PRACTICES (CONSUMER PROTECTION) ACT, SUBCHAPTER E OF CHAPTER 17, SECTIONS 17.41, ET SEQ., OF THE TEXAS BUSINESS AND COMMERCE CODE, AS AMENDED (“DTPA”).  THE PARTIES COVENANT FOR THEMSELVES AND FOR AND ON BEHALF OF ANY SUCCESSOR OR ASSIGNEE THAT IF THE DTPA IS APPLICABLE TO THIS CONTRACT: (1) THE PARTIES ARE “BUSINESS CONSUMERS” AS THAT TERM IS DEFINED IN THE DTPA: (2) OTHER THAN SECTION 17.555 OF THE TEXAS BUSINESS AND COMMERCE

CODE, EACH PARTY HEREBY WAIVES AND RELEASES ALL OF ITS RIGHTS AND REMEDIES THEREUNDER AS APPLICABLE TO THE OTHER PARTY AND ITS SUCCESSORS AND ASSIGNS; AND (3) EACH PARTY SHALL DEFEND AND INDEMNIFY THE OTHER PARTY FROM AND AGAINST ANY AND ALL CLAIMS OF OR BY THE INDEMNIFYING PARTY OR ANY OF ITS SUCCESSORS AND ASSIGNS OR ANY OF ITS OR THEIR AFFILIATES OR SUBSIDIARIES BASED IN WHOLE OR IN PART ON THE DTPA AND ARISING OUT OF OR IN CONNECTION WITH THIS CONTRACT.

14.12.      Each Party agrees to comply with applicable laws in the performance of this Contract.

14.13.      Buyer shall have the right at all reasonable times, upon written request, to audit all records related to the quantities of Product delivered hereunder to verify the quantities were accurately reported and billed.  Notwithstanding the foregoing, Seller shall be entitled to protect the confidentiality of any information it considers proprietary.  If any audit conducted pursuant to this provision reveals there was an inaccuracy or omission in the invoices submitted under this Contract, the Parties shall within ten (10) days of a request by either Party therefore, meet to discuss the adjustments or payments that would be necessary to correct such inaccuracy or omission.  Any such payment or adjustments shall be made in accordance with the provisions of Article 1 of these Terms and Conditions.

14.14.

(a)           If either Party fails to make a payment timely under this Contract, the non-breaching Party may declare a default, suspend further deliveries or performance, offset amounts owed by the breaching Party, and pursue all other remedies available at law.  A default shall only be declared if the non-breaching Party first gives the breaching Party written notice of its failure and at least thirty (30) days to cure.

(b)           If either Party (i) fails to comply with a provision of this Contract other than Article 1 or Article 11 of these Terms and Conditions, (ii) brings a voluntary proceeding under the United States Bankruptcy Code, or (iii) an involuntary proceeding is brought against it under the United States Bankruptcy Code, then the non-breaching Party may declare a default, suspend further deliveries or performance, offset amounts owed by the breaching Party, and pursue all other remedies available at law, provided it first provides the breaching Party notice of the alleged breach in reasonable detail and provides the breaching party with thirty (30) calendar days to cure such alleged breach and if the defaulting party is diligently pursuing, using all commercially reasonable efforts, but is unable to cure the default within such thirty (30) days, the defaulting party shall have an additional thirty (30) days to cure such default.  If, at the end of the foregoing cure period, such breach is not cured, then the non-breaching Party may declare a default, suspend further deliveries or performance, offset amounts owed by the breaching Party, and pursue all other remedies available at law.

14.15.      In the event of a dispute between the Parties in connection with this Contract, the prevailing Party in the resolution of any such dispute, whether by litigation or otherwise, shall be entitled to full recovery of all attorneys’ fees (including a reasonable hourly fee for in-house legal counsel), costs and expenses incurred in connection therewith, including costs of court, from the nonprevailing Party.

14.16.      This Contract may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Contract by signing any such counterpart.

14.17.      Each of the Parties agrees that (i) any consent or signed document transmitted by electronic transmission shall be treated in all manner and respects as an original written document, (ii) any such consent or document shall be considered to have the same binding and legal effect as an original document and (iii) at the request of any Party hereto, any such consent or document shall be redelivered or re-executed, as appropriate, by the relevant Party or Parties in its original form.  Each of the Parties further agrees that they will not raise the transmission of a consent or document by electronic transmission as a defense in any proceeding or action in which the validity of such consent or document is at issue and hereby forever waives such defense.  For purposes of this Contract, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

ATTACHMENT A-1

PL Propylene LLC Product Specification

Name of Product	Date: September 11, 2009
Polymer Grade Propylene (high purity)

Test I	Units	Test Method I	Specification
Propylene	Wt % Min	ASTM D2712*	99.5

Propane	ppm wt Max	ASTM D2712*	4000

Total Methane and Ethane	ppm wt Max	ASTM D2712*	500

Ethane	ppm wt Max	ASTM D2712*	500

Hydrogen	ppm wt Max	ASTM D2504*	1.0

Ethylene	ppm wt Max	ASTM D2712*	10

Total C4’s	ppm wt Max	ASTM D2712*	15

1, 3 Butadiene	ppm wt Max	ASTM D2712*	1.0

Butene (1)	ppm wt Max	ASTM D2712*	1.0

C5 & Heavier (2)	ppm wt Max	ASTM D-2504*	10

Acetylene	ppm wt Max	ASTM D2712*	1.0

Methyl Acetylene	ppm wt Max	ASTM D2712*	1.0

Propadiene	ppm wt Max	ASTM D2712*	1.0

CO2	ppm wt Max	ASTM D2504*	1.0

CO	ppm wt Max	ASTM D2504*	0.03**

Total Oxygenates	ppm wt Max	ASTM D4864*	2.0

H2O	ppm wt Max	Online Analyzer	1.0

Oxygen	ppm wt Max	ASTM D2504*	1.0

Total Sulfur	ppm wt Max	ASTM D-4045*	0.5

COS	ppb wt Max	LYON 5971	20

112S	ppb wt Max	ASTM D3246*	0.1

Arsine	ppb wt Max	LYON 5971	20**

Phosphine	ppb wt Max	LYON 5971	20

Ammonia	ppm wt Max	ASTM D3431*	0.2**

Methanol	ppm wt Max	Gas Chromatograph	1.0

The Product shall contain no deleterious substances or concentrations of contaminants that make such Product commercially unacceptable to other industry purchasers.

* Any GC method capable of meeting or exceeding the quality criteria outlined in the relevant ASTM method. ** Seller’s plant shall verbally notify the TPI Laporte Control Room when these components arc above specification.

Note I: Butenes include 1-butene, 2-butene, and iso-butylene.

Note 2: C5 + includes C5 — C9  hydrocarbons and is certified by periodic lab samples or configuration analysis.

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ATTACHMENT A-2

PL Propylene LLC Product Specification

Name of Product	Date: October 21, 2008
Chemical Grade Propylene

Test I	Units	Test Method I	Specification
Propylene	Wt % Min	ASTM D2712*	93.0

Propane	Wt % Max	ASTM D2712*	7.0

Methane+ Ethane	ppm wt Max	ASTM D2712*	1000

Ethylene	ppm wt Max	ASTM D2712*	50

1,3 Butadiene	ppm wt Max	ASTM D2712*	15

Total C4’s (1)	ppm wt Max	ASTM D2712*	125

Butenes (2)	ppm wt Max	ASTM D2712*	100

MA + PD + acetylene	ppm wt Max	ASTM D2712*	20

112 + CO2 + CO + 02	ppm wt Max	ASTM D2504 & D2505*	100

H2O	ppm wt Max	Online Analyzer	30.0

Total Sulfur	ppm wt Max	D-4045	1.0

Total Chlorides (3)	ppm wt Max	Microcoulometry or Equivalent (3)	1.0

C5 & Heavier (4)	ppm wt Max	D-27I2	25

CO & CO2	ppm wt Max	ASTM D2504 & D2505*	50

Oxygen	ppm wt Max	D-2504	15

Note 1: Total C4’s include normal butane, butene 1, butene 2. isobutylene. 1,3 Butadiene and iso-butane.

Note 2: Butenes include 1-butene,2-butene, and iso-butylene.

Note 3: Total Chlorides include both inorganic and organic chlorides (methyl chloride, ethyl chloride and vinyl chloride) and is certified by periodic lab samples and or configuration analysis.

Note 4: C5 + includes C5 — C9 hydrocarbons and is certified by periodic lab samples or configuration analysis.

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ATTACHMENT B

PROPYLENE MEASUREMENT

CUSTODY TRANSFER/MASS MEASUREMENT PROTOCOL
PROPYLENE TURBINE METER WITH DENSITOMETER

Polymer Grade Propylene and Chemical Grade Propylene

SECTION I - METERING EQUIPMENT

Polymer Grade Propylene and Chemical Grade Propylene delivered or received by Seller shall be measured by MASS MEASUREMENT PROCEDURES using a turbine meter.

Polymer Grade Propylene shall be measured by Mass measurement procedures in accordance with AGA-3, MPMS, GPA standards and/or procedures agreed to by both parties.  The determination of the flowing density of the polymer grade propylene shall be calculated by the flow computer using the API density table as found in API MPMS Chapter 11.3.3.2.

Chemical Grade Propylene shall be measured by Mass measurement procedures in accordance with AGA-3, MPMS, GPA standards and/or procedures agreed to by both parties.  The determination of the flowing density of the chemical grade propylene shall be calculated by the use of a densitometer.

Each metering station shall be equipped with: a flow computer capable of calculating mass; temperature and pressure transmitters.  Additionally, each chemical grade propylene meter shall be equipped with a densitometer for measuring product density.

The metering station shall be installed in such a manner that a minimum back-pressure of 1.5 times the product vapor pressure at maximum operating temperature is maintained at all times.  Measurement accuracy shall not be impeded by the effects of pulsation created by pumps or other sources.

All equipment employed in metering and sampling shall be approved as to the type, materials of construction, method of installation, and maintenance by all parties involved in the custody transfer of products.  Due consideration shall be given to the operating pressure, temperature, and characteristics of the product being measured.

Turbine Meters shall be installed and operated in accordance with the MPMS, Chapter 5.  “Metering”, Sections 3 & 4.  Each turbine meter shall be proved monthly or when accuracy is in question using a ball or piston-type or small volume prover in accordance with the MPMS, Chapter 4, “Proving Systems.” The meter shall be repaired or replaced anytime the meter shift is greater than +/- 0.0050 from its established historical meter factor for that flow rate, or anytime the factor shifts by more than 0.0025 from one proving to the next.  The meter shall be reproved anytime the current operating flow rate would cause a change in meter factor greater than +/¬0.0010 from the meter factor being used.  A copy of all meter curves, meter provings, and prover certification data shall be provided to the customer.

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Densitometers with frequency output shall be installed and proved in accordance with the MPMS, Chapter 14, Section 6, “Continuous Density Measurement.” The frequency output may be driven directly into a flow computer capable of internally converting frequency to corrected flowing density in gm/cc (preferred), or, to a separate frequency converter and into the flow computer as a 4-20 mA signal (not preferred).  Proving the densitometer is to be by entrapping a sample of the flowing stream at system conditions in a high-pressure vessel known as a pycnometer.  The connections for the pycnometer shall be installed in the same manner as those of the densitometer.  Thermowells shall be installed to allow monitoring of the inlet and outlet temperature.  Accuracy of the densitometer shall be verified monthly or when accuracy is in question and shall be within +/- 0.001 gm/cc over its entire range and repeatable within +/¬0.0005 gm/cc.

Temperature and Pressure Transmitters shall be verified monthly using a certified thermometer and reference gage respectively to ensure current readings are within +/-0.2 degree F and +/- 1 psi.  A full five (5) point calibration shall be performed at least once quarterly.  All verification and calibration data shall be supplied to Buyer.  Accuracy of these devices shall be +/- 0.05% of scale.

Flow Computers shall be installed and operated in accordance with MPMS, Chapter 21.2, “Flow Measurement Using Electronic Metering Systems” and shall be capable of accepting turbine pulses and signals from the pressure, temperature, and density transmitters.  The computer shall convert, as required, and totalize these signals into daily mass values

Meters, instruments, and check metering systems shall be calibrated or proved at least once each month.  Sufficient notice shall be given to all parties to permit a representative of each to be present.  Reference to any API, ASTM, GPA, or similar publication shall be deemed to encompass the latest edition, revision, or amendments thereof.

SECTION II - ACCOUNTING AND MEASUREMENT PROCEDURES

I.              CUSTODY TRANSFER TICKETS

Seller shall furnish to Buyer daily custody transfer tickets, unless otherwise provided for by contract, for products measured.  The ticket will identify the product and state the Total Mass to the nearest 1.0 pound-mass.  An unfinished batch shall be closed out at 2400 hours on the last day of the month, unless otherwise provided for by contract.

II.            MEASUREMENT BASIS

A.            MASS MEASUREMENT

Mass measurement shall be accomplished utilizing a, turbine meter, densitometer for chemical grade propylene or API table for chemical grade propylene, and flow computer to convert volume and density at flowing conditions to total pounds mass according to the following formula:

Total Mass = Volume at flowing conditions X MCF X Density at flowing conditions X DCF = Pounds

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Volume is in gallons

Density is in pounds per gallon

MCF is meter correction factor

DCF is densitometer correction factor

For polymer grade propylene the DCF will not apply or be 1.0.

III.           PROVINGS AND TOLERANCES

Provings shall meet the recommendations of API Chapters 14.6 and the appropriate sections of API Chapter 4.

A.            General

1.             Meter provings, calibration of instruments, and maintenance of measurement equipment will normally be performed by Seller’s personnel or may be delegated to responsible third-party contractors under the direction of Seller’s representative.

2.             The signature of Buyer’s witness does not constitute the approval of the use of out-of tolerance equipment, but said signature does attest to the validity of the proving report.  Note that a valid report may say the system performance was satisfactory or unsatisfactory, as appropriate.

B.            Proving Intervals

Each meter shall be proven when initially placed into service.  Subsequent provings shall be made every thirty (30) days, unless in accordance with the MPMS, Chapter 4.8.2.10, the consistency of the meter factor allows the proving interval to be extended.  The Statistical Quality Control (SQC) tracking of the meter factor may allow extension of the interval between provings to sixty (60) days with written approval of Buyer.  The meter shall be proven as soon as possible after any meter maintenance is performed.

C.            Meter Factor

1.             Meter proving calculations shall be in accordance with API Standards.  The average of five (5) consecutive prover runs shall be taken to establish an initial or new meter factor, provided that the five (5) proving runs are within 0.0005 (0.05%) of each other and the meter factor is within 0.0025 (0.25%) of the previous meter factor under like operating conditions.

2.             The new meter factor shall be used after each successful proving if it meets the above proving criteria.

3.             If the new meter factor deviates from the previous meter factor under like operating conditions by more than plus or minus 0.0025, then one half (1/2) of the volume measured since the previous proving shall be corrected using the new meter factor.  If the time of malfunction can be determined by historical data, then the volume measured since that point in time shall be

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corrected using the new meter factor.  The new meter factor shall not be used to correct volumes measured more than 31 days prior to the new proving.

4.             No work shall be performed on the measuring element of a turbine meter without 24 hour notice being given to Buyer except in case of an emergency and proving the meter.  If any work is performed, a new meter factor shall be established.

5.             If the new meter factor deviates 0.0025 or more, the element shall be removed and inspected.  If there is build-up on the internals, then the element shall be cleaned and the meter re-proved.  If excessive wear is found, then the element shall be repaired or replaced and the meter re-proved to establish a new initial meter factor.  After a 24-hour wear-in period, the meter shall be re-proved and if the meter factor changes more than +/- 0.0015 from the new initial meter factor, then one-half (1/2) of the volume measured shall be corrected using the latest meter factor.

6.             The measurement technician shall record all required corrections to measured volumes and shall describe the findings, method of repair, and calculations used in making the correction on the meter proving report.  A correction ticket for the amount of the correction shall be issued.

D.            Density Factor

The average of two (2) successive pycnometer provings shall establish product flowing density, provided the two (2) successive provings agree within 0.0005 (0.05%).  The new factor should agree with the old factor within 0.0025 (0.25%).  If it does not, the density meter should be cleaned and/or repaired as required.

IV.           CUSTODY MEASUREMENT STATION FAILURE

If a failure occurs on a custody measurement station or the station is out of service while product is being delivered, then the volume shall be determined or estimated by one of the following methods in the order stated:

1.             By using data recorded by any check measuring equipment that was accurately registering; or

2.             By correcting the error if the percentage error can be ascertained by calibrations, tests, or mathematical calculations; or

3.             By comparison with deliveries made under similar conditions when the measurement station was registering accurately.

4.             By using historical pipeline gain/loss.

DEFINITIONS

A.            “Day” shall mean a period of twenty-four (24) consecutive hours commencing at a local time agreed on by all parties involved.

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B.            “Gallon” shall mean an U.S. Gallon of 231 cubic inches of liquid at sixty degrees (60 °F) Fahrenheit and at the equilibrium vapor pressure of the liquid.

C.            “Barrel” shall mean forty-two (42) U.S. Gallons.

D.            Pound shall mean a unit of weight equivalent to 16 ounces avoirdupois.

TECHNICAL PUBLICATIONS

1.             Manual of Petroleum Measurement Standards, American Petroleum Institute, Washington, D. C.:

(a)           Chapter 1. “Definitions”

(b)           Chapter 4, “Proving System”

(c)           Chapter 5.3, “Turbine Meters”

(d)           Chapter 5.4, “Instruments or Accessory Equipment of Liquid Hydrocarbon Metering Systems”

(e)           Chapter 9.2, “Pressure Hydrometer Test Method for Density or Relative Density”

(f)            API Table 24A, Volume reduction to 60 °F .6110 - .7785 S.G.

(g)           Chapter 11.2.2, “Compressibility Factors for Hydrocarbons 0.350 - .637 Relative Density Range and -50°F to +140°F.”

(h)           API 11.2.1 Compressibility Tables 0-90° API gravity

(i)            Chapter 12.2, “Calculations of Petroleum Quantities”

Chapter 14.6, “Continuous Density Measurement”

(k)           API Chapter 14.4, “Converting Mass of Natural Gas Liquids and Vapors to Equivalent Liquid Volumes”

(1)           Chapter 14.8, “Liquified Petroleum Gas Measurement”

(m)          Chapter 14.7, “Mass Measurement of Natural Gas Liquids”

(n)           Chapter 21.2, “Flow Measurement Electronic’s Liquid Measurement”

ASTM-D-1250 (Table 24), “Volume Corrected to 60°F and equilibrium vapor pressure”

Gas Processors Association

(a)           GPA Standard 2140 “Liquified Petroleum Gas Specifications and Test Methods”

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(b)           GPA Standard 2145 “Table of Physical Constants of Paraffin Hydrocarbons and Other Components of Natural Gas”

(c)           GPA Standard 2174 “Method of Obtaining Hydrocarbon Fluid Samples Using a Floating Piston Cylinder”

(d)           GPA Standard 2177 “Method for the Analysis of Demethanized Hydrocarbon Mixtures Containing Nitrogen and Carbon Dioxide by Gas Chromatography”

(f).           GPA Standard 8182 “Tentative Standard for the Mass Measurement of Natural Gas Liquids”

References to any API, GPA or ASTM shall be deemed to encompass the latest edition, revision or amendment, thereof.

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ATTACHMENT C

EXCHANGE ARRANGEMENT

1.             If, in any given Month, Seller delivers to Buyer more than the Nominated Quantity (as defined in Section 5 of the Terms and Conditions) of Product, the excess quantity of Product shall be held by Buyer on Seller’s behalf at no additional cost to Seller.  The cumulative excess quantity of Product, as it may increase or decrease from Month to Month, held by Buyer on Seller’s behalf shall be referred to herein as “Seller’s Exchange Balance”.  Seller shall have the right to have Buyer hold up to 10,000,000 pounds as Seller’s Exchange Balance at any given time and from time-to-time.  Except as provided in Section 4 below, Buyer shall not pay Seller for any Product received by Buyer to the extent such Product constitutes -Seller’s Exchange Balance”.

2.             Starting on the Commencement Date, Seller shall to the extent practical attempt to deliver 3,000,000 pounds of PGP in excess of the Nominated Quantity as the initial volume on Seller’s Exchange Balance.  Once delivered, Seller shall attempt to maintain a minimum of 3,000,000 pounds on the Seller’s Exchange Balance for a period of six (6) months from the Commencement Date for Buyer’s potential use in accordance with Section 4 below to help alleviate any day-to-day shortfalls in Seller’s deliveries hereunder.

3.             Subject to Section 2 above and the terms of this Section, Buyer will make Seller’s Exchange Balance available to Seller or its designee for delivery at the following delivery points (the “PLP Delivery Points”): (i) the La Porte Facility, and (ii) such other delivery points to which Buyer has access and that are mutually agreed upon in writing by the Parties, with such agreement not to be unreasonably withheld.  Seller agrees to reimburse Buyer for all third party fees Buyer incurs in connection with the delivery of Seller’s Exchange Balance to any PLP Delivery Point that is established pursuant to Clause (ii) of this Section 3.  Seller shall provide Buyer with as much advance notice as reasonably possible as to nominations, scheduling and deliveries relating to the sale or transfer of Seller’s Exchange Balance, but Buyer shall only be required to fulfill Seller’s nominations relating to the sale or transfer of Seller’s Exchange Balance to the extent it has sufficient advance notice to consummate the Product movements.  Any Product comprising part of Seller’s Exchange Balance and delivered by Buyer to or on behalf of Seller shall meet the applicable Specifications as set forth in the Contract.

4.             If in any given Month Seller delivers to Buyer less than the Nominated Quantity, whether or not the result of an event of Force Majeure, and Seller has a positive Seller’s Exchange Balance, then either Buyer may take the shortfall from Seller’s Exchange Balance or Seller may notify Buyer that part of Seller’s Exchange Balance shall satisfy such shortfall, and in either case the quantity making up the shortfall shall constitute part of the Nominated Quantity.  In either case, Buyer shall pay Seller for any Product taken out of Seller’s Exchange Balance by Buyer as part of the Nominated Quantity in accordance with the terms of Article 1 of the Terms and Conditions and the other applicable provisions within the Contract, but not in excess of the Nominated Quantity.

5.             Buyer shall have title, risk of loss for, and possession and control of the Product comprising Seller’s Exchange Balance upon Buyer’s receipt from Seller at the PLP Delivery

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Points.  With respect to deliveries by Buyer to Seller or Seller’s designee at any PLP Delivery Point, title, risk of loss for, and possession and control of the Product comprising part of Seller’s Exchange Balance will pass from Buyer to Seller or its designee at the designated PLP Delivery Point.

6.             All exchange transactions carried out under the terms of this Attachment C shall be subject to the terms of this Contract.  In addition, with respect to the redelivery of Seller’s Exchange Balance as contemplated by this Attachment C, the terms of Articles 2.3, 4, 6, 7, 8, 9, 10, 11 and 14 of the Terms and Conditions shall apply, but the term “Delivering Party” shall be substituted for the term -Seller”, the term “Receiving Party” shall be substituted for -Buyer,- and “PLP Delivery Points” shall be substituted for the term “Delivery Points.” For purposes of the application of this Section 6, the “Delivering Party” shall be Total Petrochemical USA, Inc. and the “Receiving Party” shall be PL Propylene LLC.

7.             Settlement of the final Seller’s Exchange Balance will be “in-kind” and handled within thirty (30) days after the expiration of this Contract by means of one or more deliveries to or on behalf of Seller.

8.             Except as provided in Section 3 of this Attachment C as to third party costs, all of the services to be provided by Buyer to Seller under the terms of this Attachment C shall be provided at no cost to Seller.

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